INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) entered into as of January 20, 2010 (the “Effective Date”), by and between STILLWATER CAPITAL PARTNERS, INC., a corporation organized under the laws of the State of New York (the “Investment Manager”), having a place of business at 41 Madison Avenue, 29th Floor, New York, New York 10010; GEROVA FINANCIAL GROUP, LTD. (formerly, Asia Special Situation Acquisition Corp.), a Cayman Islands company (the “Company”) having its registered office at c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; and the other parties signatory hereto (collectively, with the Investment Manager and the Company, the “Parties.”

WHEREAS, Stillwater Asset Backed Holdings LP, an indirect subsidiary of the Company, and a party signatory hereto, is the surviving entity in a merger transaction, and owns all of the assets subject to all of the liabilities (which shall also include participating interests owned by individual investors) of Stillwater Asset Backed Fund, LP, a Delaware limited partnership (“Stillwater AB Fund Delaware I.”); and Stillwater Asset Backed Fund II, LP, a Delaware limited partnership (“Stillwater AB Fund Delaware II” and together with Stillwater AB Fund Delaware I, the “Stillwater Delaware Lending Funds”); and

WHEREAS, Gerova AB Holdings, Ltd., one of the indirect subsidiaries of the Company and who is party signatory hereto, has purchased certain assets from, among other parties, Stillwater Asset Backed Offshore Fund, Ltd., a Cayman Islands exempted company (“Stillwater ABOF Cayman”); Stillwater Asset Backed Fund SPV, a Cayman Islands exempted company (“Stillwater ABF SPV”); SABF II Onshore SPV, a Cayman Islands exempted company (“Stillwater ABF II SPV and together with Stillwater ABOF Cayman and Stillwater ABF SPV, the “Stillwater Cayman Lending Funds”);

WHEREAS, Stillwater Market Neutral Holdings LP, an indirect subsidiary of the Company, and a party signatory hereto, is the surviving entity in a merger transaction, and owns all of the assets subject to all of the liabilities of Stillwater Market Neutral Fund LP, a Delaware limited partnership (“Stillwater MNF I - Delaware”); Stillwater Market Neutral Fund II LP, a Delaware limited partnership (“Stillwater MNF II-Delaware”); and Stillwater Matrix Fund LP, a Delaware limited partnership (“Stillwater Matrix Delaware”, and with Stillwater MNF I-Delaware and Stillwater MNFII - Delaware, the “Stillwater Delaware Fund of Funds”);

WHEREAS, Gerova MN Holdings Ltd., one of the indirect subsidiaries of the Company and who is party signatory hereto, has purchased certain assets from Stillwater Market Neutral Fund Ltd., a Cayman Islands exempted company (“Stillwater Cayman Fund of Funds”);

WHEREAS, a subsidiary of the Company has acquired, through a merger transaction, all of the assets subject to all of the liabilities (which shall also include participating interests owned by individual investors) of Stillwater Real Estate Partners, LP, a Delaware limited partnership (“Stillwater Real Estate Partners”), and a party signatory hereto, and

WHEREAS, the Company has acquired, through a merger transaction, all of the assets subject to all of the liabilities of Stillwater WPB Venture Partners I, LP, a Delaware limited partnership (“Stillwater WPB I”), a party signatory hereto, and Stillwater WPB Venture Partners II, LP, a Delaware limited liability company (“Stillwater WPB II” and together with Stillwater WPB I and Stillwater Real Estate Partners, LP, collectively, the “Stillwater Delaware Real Estate Funds”); and

WHEREAS, as a result of the above-referenced asset purchases and mergers and pursuant to the terms and conditions set forth in the various agreements and plans of merger and asset purchase agreements with the Investment Manager and its Affiliates (the “Stillwater Purchase Agreements”), the Company now has title and dominion over all of the assets and properties (collectively, the “Stillwater Assets”) owned or used by each of the Stillwater Cayman Lending Funds, Stillwater Delaware Lending Funds, Stillwater Real Estate Funds, Stillwater Cayman Fund of Funds and Stillwater Delaware Fund of Funds (collectively, the “Stillwater Funds”) and all liabilities associated with such Stillwater Funds;

WHEREAS, the Investment Manager wishes to manage and invest the Stillwater Assets under the direction and supervision of the Board of Directors of the Company all in accordance with the terms and conditions set forth herein; and

WHEREAS, the Investment Manager and the Company desire to establish the duties and responsibilities of the Investment Manager and the compensation to be paid to the Investment Manager in connection with the management of the Stillwater Funds and Stillwater Assets of the Company, all subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.                                Unless otherwise expressly defined in this Agreement, when used herein, all capitalized terms shall have the same meaning as such terms are defined in the Stillwater Purchase Agreements.

2.           Appointment; Term and Termination.

(a)           Appointment.  The Company hereby retains the Investment Manager to provide investment management services with respect to the Investment Account Assets (as that term is defined in Section 3(a) below), all in accordance with and subject to the terms and conditions of this Agreement.  Subject at all times to the terms and conditions of this Agreement, the Company appoints the Investment Manager as the agent and attorney-in-fact to invest and reinvest the Investment Account Assets in accordance with the terms hereof (the “Appointment”).  The Appointment of the Investment Manager is subject at all times to the provisions of this Agreement, including the provisions of Section 2(c) and Section 2(d) below.

(b)           Performance of Duties.  The Investment Manager hereby accepts such Appointment and agrees to use its best efforts and all of the investment skills and abilities of its shareholders, officers, directors and employees, throughout the Term of this Agreement (as hereinafter defined) to provide such investment management services to the Surviving Entities or Buyers of the Stillwater Funds, all as provided for in this Agreement.  The Investment Manager and its stockholders, officers, directors, employees and agents shall discharge their duties and exercise their powers hereunder solely in the interest of the Company (except to the extent that any conflicts of interest are disclosed and consented to by the Company) and with the care, skill, prudence and diligence that, under the circumstances then prevailing, a prudent person acting in a like capacity and familiar with such matter would use.

(c)           Term.  Subject at all times to earlier termination as provided herein, the Appointment of the Investment Manager under this Agreement shall be for a period that shall commence on the Effective Date and shall terminate on March 31, 2013, unless this Agreement is subject to automatic renewal and extension as provided in Section 16, below.  Such period, and any renewal thereof, is hereinafter referred to as the “Term” of this Agreement.

(d)           Partial Termination.  In the event that at the end one of the three (3) fiscal years ending December 31, 2010, December 31, 2011 or December 31, 2012, the Net Asset Value of any one or more of the Surviving Entities or Buyers of any one or more former Stillwater Fund or Stillwater Funds that were included as Constituent Entities or Stillwater Parties in each of the Stillwater Purchase Agreements (each the “Acquisition Agreement Fund(s)”) and for which Merger Consideration or Consideration was paid by the Company, shall be less than sixty-two and one-half percent (62.5%) of the aggregate Appraised NAV (as defined below) of such Acquisition Agreement Fund(s) that were merged with or whose assets were acquired by the relevant Surviving Entity or Buyer as at the end of the fiscal year immediately preceding the fiscal year in question, then and in such event, the Company may, upon ninety (90) days prior written notice to the Investment Manager terminate its Appointment as Investment Manager of the Surviving Entity or Buyer of such former Acquisition Agreement Fund(s), and the Investment Manager shall no longer be entitled to receive the fees contemplated by Section 8 below with respect to any such Surviving Entity or Buyer. For the avoidance of doubt, the Net Asset Value change for purposes of this Section 2(d) shall be measured on a group by group basis based on the performance of the relevant group of Stillwater Funds merged with or acquired by the relevant Surviving Entity or Buyer, as the case may be, as described in the recitals above.

(e)           Termination.  This Agreement may be terminated by the Company (or modified as provided below) at any time prior to the expiration of its Term for any of the reasons set forth below.

(i)           In the event that:

(A)           the full-time employment of either Jack Doueck or Richard Rudy with the Investment Manager shall terminate for any reason, including such Person’s resignation, death or disability (to be defined as the inability to provide continuous services to the Investment Manager for six months or more), the Company shall have the right (but not the obligation) to appoint another Person satisfactory to the Company to serve on the board of directors of the Investment Manager and to assume the duties of either Doueck or Rudy, as applicable; or

(B)           the full-time employment of both Jack Doueck or Richard Rudy with the Investment Manager shall terminate (as set forth in clause (A) above), the Company shall have the right (but not the obligation) to immediately, and without further notice, terminate this Agreement in its entirety.

(ii)           In the event that any of the Investment Manager or its Affiliates shall:

(A)           be the subject of a consent decree or injunction by the Securities and Exchange Commission that imposes sanctions on the Investment Manager, which in the reasonable judgment of the Company could result in the Investment Manager’s inability to perform its obligations under this Agreement on behalf of any of the Included Entities; or

(B)           breach any material term or condition of this Agreement which breach shall not be cured by the Investment Manager or its Affiliates within thirty (30) days following of written notice of such breach by the Company (specifying therein the nature of such breach), or

(C)           commit any act of omission or commission constituting gross negligence, willful malfeasance or breach of its or their fiduciary duty of due care and loyalty to the Included Entities, the Investment Account Assets or the Company;

(D)           be convicted or indicted for any felony, or

(E)           breach any of the covenants set forth in Section 9(c) of this Agreement, then, upon the occurrence of any of the foregoing events (a “For Cause Termination Event”), in addition to any other remedy available to it or its Subsidiaries at law or in equity, the Company may, upon ten (10) Business Days notice, terminate this Agreement and the Appointment of the Investment Manger hereunder; or

(F)           any accrued and unpaid management fees or incentive fees payable  to the Investment Manager (collectively, the “Accrued Stillwater Fund Fees”) by the Included Entities (as defined below) shall survive any full or partial termination hereunder.  The Accrued Stillwater Fund Fees as of the Effective Date are set forth in Exhibit C annexed hereto.

3.           Investment Account Assets; Allocation of Net Proceeds.

(a)           As used in this Agreement, the term “Investment Account Assets” shall mean and include

(i)           the Stillwater Assets held by the Surviving Entities or Buyers of the Acquisition Agreement Funds as the same shall exist on the Effective Date, together with all additions thereto or substitutions thereof as the result of the reinvestment of any Net Proceeds thereof in accordance with Section 3(c)(iii) below, and less any withdrawals of Stillwater Assets by any one or more of the Surviving Entities or Buyers pursuant to Sections 3(c)(i) and 3(c)(ii) below; and

(ii)           any other cash, assets or investments that the Company, in the exercise of its sole and absolute discretion, may elect to place under the supervision of the Investment Manager from time to time during the Term of this Agreement.

The Investment Account Assets shall include all assets owned or held by the Included Entities (as defined below) (except any such entities within the scope of clause (a)(ii) of this Section 3(a) which the Company has elected to have managed by the Investment Manager (the “Optional Funds”)).  Such Included Entities (other than the Optional Funds) shall not hold or own any other assets which are not managed by the Investment Manager pursuant to the terms of this Agreement. No withdrawal of Investment Account Assets by the Included Entities (other than the Optional Funds) shall be permitted except pursuant to clauses (i) and (ii) of Section 3(c) below.

(b)           As used herein, the term “Net Proceeds” shall mean:

(i)           the amount received in cash by any one or more Surviving Entity or Buyer of an Acquisition Agreement Fund or other direct or indirect Subsidiary of the Company holding cash or investments that the Company has elected, in the exercise of its sole discretion, to place under the supervision of the Investment Manager (collectively, with all of the Surviving Entities or Buyers of the Acquisition Agreement Funds, the “Included Entities”) from either (A) the sale or liquidation of investments or the repayment of loans of, or in connection with the ownership of, any or all of such Investment Account Assets, or (B) capital contributed to any one or more of such Included Entities by or through the Company, as contemplated by Section 10 of this Agreement, or otherwise: less

(ii)           all costs, expenses, commissions and fees (including the Management Fee) payable to the Investment Manager or any third party in connection with any one or more sale or liquidation of such Investment Account Assets or the raising of capital by the Company that is contributed to such Included Entities, as contemplated by Section 10 of this Agreement or otherwise.

(c)           All Net Proceeds received or to be received by any one or more of the Included Entities, shall be applied as follows:

(i)           the first eight percent (8%) of such Net Proceeds shall be distributed to the Company or to any one or more of its Subsidiaries, as directed by the Board of Directors of the Company, to be used as the Board of Directors of the Company shall determine in the exercise of its sole discretion;

(ii)           the next forty-eight percent (48%) of such Net Proceeds shall be distributed, as follows:

(A)           forty-one and two-thirds percent (41-2/3%) of such 48% of Net Proceeds shall be allocated and distributed to the Investment Manager until such time as all accrued and unpaid Accrued Stillwater Fund Fees shall have been paid in full; and

(B)           fifty-eight and one-third percent (58-1/3%) balance of such 48% of Net Proceeds shall be allocated and distributed to the Company or any existing or newly created Subsidiary of the Company to be used to purchase other assets, make acquisitions of assets or businesses and for working capital, all as shall be determined by the Board of Directors of the Company, in the exercise of its sole discretion; and

(iii)           subject at all times to the provisions of Section 3(g) below, the remaining balance of such Net Proceeds shall be reinvested as shall be determined by the Investment Manager and subject to the Investment Guidelines and the reasonable approval of the Investment Committee.

(d)           For the avoidance of doubt, if there are $10,000,000 of Net Proceeds available for distribution:

(i)           the first $800,000 shall be distributed to the Company as per Section 3(c)(i) above;

(ii)           the next $4,800,000 shall be distributed (i) $2,000,000 to the Investment Manager to reduce Accrued Stillwater Funds Incentive Fees, (ii) $2,800,000 to the Company to be used for the purposes set forth in clause (B) of Section 3(c)(ii) above, and

(iii)           the balance shall be distributed in accordance with Section 3(c)(iii) above.

(e)           At such time as all Accrued Stillwater Incentive Fees shall have been paid in full, Net Proceeds shall be allocated and distributed, as follows:

(i)           the first eight percent (8%) of such Net Proceeds shall be distributed to the Company or to any one or more of its Subsidiaries, as directed by the Board of Directors of the Company, to be used as the Board of Directors of the Company shall determine in the exercise of its sole discretion;

(ii)           the next twenty percent (20%) of such Net Proceeds shall be allocated and distributed to the Company or any existing or newly created Subsidiary of the Company to be used to purchase other assets, make acquisitions of assets or business and for working capital, all as shall be determined by the Board of Directors of the Company, in the exercise of its sole discretion; and

(iii)           subject at all times to the provisions of Section 3(g) below, the remaining seventy-two percent (72%) of such Net Proceeds shall be reinvested as shall be determined by the Investment Manager and subject to the Investment Guidelines and the reasonable approval of the Investment Committee.

(f)           In the event and to the extent that the Investment Manager or Investment Committee recommends that Net Proceeds should not be distributed as provided in this Section 3, but rather should be deployed to maintain or secure the value of existing assets or investments of the Included Entities (as opposed to additional or follow-on assets or investments), if and to the extent that, notwithstanding such recommendation, the Company elects to take the distribution of its allocable portion of such Net Proceeds, then and in such event, any measurable losses incurred by the Included Entities resulting therefrom shall not be included in either (i) reducing the Incentive Fee payable pursuant to Section 8(b) of this Agreement, or (ii) determining the Cumulative IRR referred to in Section 16 of this Agreement.  Notwithstanding the foregoing, nothing contained herein or elsewhere in this Agreement shall preclude the Company from demanding and receiving its proportionate share of all Net Proceeds available for distribution from Included Entities.

(g)           Notwithstanding anything to the contrary, express or implied, contained in this Agreement, without the prior written consent or approval of the Company (which approval or consent may be given or withheld at the sole discretion of the Company), no Net Proceeds shall be allocated to or invested by the Investment Manager in any one or more Included Entities that own Investment Account Assets which invest in hedge funds or were former Stillwater Cayman Fund of Funds or Stillwater Delaware Fund of Funds. It is the express mutual intention of the Company and the Investment Manager that all available Net Proceeds will be allocated to Included Entities that make asset backed or secured loan investments of a nature similar to the investment activities formerly conducted by the Stillwater Delaware Lending Funds and the Stillwater Cayman Lending Funds, or other forms of secured loans included in the Investment Guidelines set forth below.

4.           Investment Guidelines and Objectives.  The Investment Manager shall cause the Included Entities and the Investment Account Assets to be invested in accordance with the investment objectives of the Surviving Entities or Buyers of the Stillwater Funds as described on Exhibit A annexed hereto and made a part hereof (the “Investment Guidelines”); provided, that such Investment Guidelines may be modified, amended or restated in accordance with and based upon the policies and guidelines that may be adopted from time to time by the Investment Committee and the Board of Directors of the Company.

5.           Custody of Assets.

(a)           The Investment Account Assets consisting of (i) loan participations and similar instruments, (ii) interests in private investment funds and (iii) direct or indirect real estate and related assets shall be held by the Investment Manager, who shall serve as the custodian of such Investment Account Assets, in an account determined by the Investment Manager and approved by the Company.  Other types of Investment Account Assets, at the discretion of the Company, will be held by one or more custodians and/or sub-custodians appointed by the Company (the “Custodian”), in one or more accounts (the “Investment Account”). Subject at all times to its right to terminate the Appointment of the Investment Manager hereunder, in whole or in part, the Company shall cause the Custodian to accept instructions from the Investment Manager to execute transactions for the Investment Account and to provide the Investment Manager and a representative designated by the Company with daily and monthly reports concerning the status of the Investment Account and such other information relating to the Investment Account or the Investment Account Assets as the Investment Manager or the Company may from time to time request.

(b)           The Company shall pay its share of all fees and expenses of the Custodian relating to the Investment Account Assets.  All transactions will be consummated by payment to or delivery by, the Custodian, of all cash or securities due to or from the Investment Account.  The Investment Manager shall at no time have custody or physical control of any of the Investment Account Assets.  The Investment Manager shall instruct all brokers or dealers executing orders on behalf of the Investment Account to forward to the Custodian and the Company copies of all brokerage confirmations promptly after execution of transactions.  Upon giving instructions to the Custodian, the Investment Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

6.           Authority of the Investment Manager; Certain Limitations and Major Decisions.

(a)           Authority of Investment Manager.  Subject at all times to the provisions of this Agreement, the Investment Manager shall have sole, complete and full power and authority to invest and reinvest all of the Investment Account Assets in such securities or other instruments as the Investment Manager, in its sole and absolute discretion, shall consider to be in the best interest of the Company, provided such investments are consistent with the Investment Guidelines, as the same may be amended, modified or restated as provided herein.  In connection therewith, the Investment Manager shall have sole, complete and full power and authority to: (i) issue orders for the Investment Account to a broker-dealer or loan servicer; (ii) instruct the Custodian to exercise or abstain from exercising any option, privilege or right held in the Investment Account; (iii) monitor the correct collection of income on the Investment Account by the Custodian; and (iv) take any other action with respect to securities or other property in the Investment Account as needed to serve the best interest of the Company and to adhere to the Investment Guidelines.  The Investment Manager shall be free to sell securities or other instruments in the Investment Account regardless of the length of time they have been held.  The Investment Manager shall further be free to make investment changes regardless of the resulting rate of portfolio turnover, when it, in its sole discretion, shall determine that such changes will promote the investment objective of the Investment Account.  The Investment Manager shall be authorized to represent the Included Entities in all dealings with loan servicers and originators in connection with loan investments and related activities, as described in the Investment Guidelines.

(b)           Investment Committee.  From and after the Closing Date and for a period through and including March 31, 2013, the Investment Manager shall establish a three (3) Person investment committee, which shall provide general advice and guidance to the Investment Manager in making investment decisions on behalf of the Included Entities (the “Investment Committee”).  Richard Rudy and Jack Doueck shall be two of the members of the Investment Committee, and a Person designated by the Company shall be the third member.  In the event of the death or other inability of either Rudy or Doueck to serve on the Investment Committee, the Investment Manager shall have the right to designate the replacement for such departing member, provided that such replacement shall be approved by the Company, which approval shall not be unreasonably withheld or delayed.

(c)           Major Decisions.  Notwithstanding anything to the contrary, express or implied, any of the following actions or transaction (each a “Major Decision”) shall not be consummated by the Investment Manager or any general partner of any Included Entity which is Affiliated with the Investment Manager, by or on behalf of any such Included Entity or any Investment Account Assets of such Included Entity, unless and until the Investment Manager or such general partner receives the affirmative vote or consent of either the Company or the Company’s designee on the Investment Committee of the Investment Manager:

(i)           any change in control of the Investment Manager such that Richard Rudy and Jack Doueck together, with their respective trusts, no longer control the Investment Manager, except that changes made for estate planning purposes shall not violate this provision;

(ii)           any material and unilateral amendment or modification to, or restatement of, this Management Agreement or the Organizational Documents of the Included Entities;

(iii)           the sale or issuance of any additional equity of in any of the Included Entities; it being understood that, except as provided in Section 9(c) below, nothing shall prevent the Investment Manager from raising assets for new or other Stillwater products, projects, investment funds or ventures;

(iv)           the incurrence of outstanding indebtedness by any one or more Included Entity in an amount exceeding 50% of the Net Asset Value of such Included Entity at the time of the inception of such leverage;

(v)           the acquisition by any Included Entity of the securities or assets of any other Person outside of the ordinary course of business (excluding any acquisitions of assets or securities permitted under the Investment Guidelines);

(vi)           the taking of any steps to wind-up, dissolve or terminate the existence of any of the Included Entities still in existence, or the commencement of any voluntary Insolvency Event in relation to any of such Included Entities or the Investment Manager;

(vii)           the amalgamation, merger, reorganization or consolidation of any Included Entity or the sale, lease, assignment, lending, giving, licensing, transfer or otherwise disposing of all or substantially all of the assets of any Included Entity or any Subsidiary thereof;

(viii)           engaging or terminating the services of the independent accountants engaged to prepare financial statements for the Included Entities or audit the financial statements of any of the Included Entities;

(ix)           entering into a transaction with a related party or a Subsidiary which results in a personal benefit to the Investment Manager or any of its Affiliates and which is not in the ordinary course of business of the Included Entity or specified in this Agreement; or

(x)           any material increase (not in accordance with the terms herein) in the aggregate compensation or other remuneration payable by any Included Entity to the Investment Manager or any of its Affiliates, including any general partner of an Included Entity.

(d)           Work-Out Advisor.  In the event that any asset backed loan shall in the view of the Company representative on the Investment Committee of the Investment Manager, have materially deteriorated in value or a material default by the borrower which is not likely to be cured has occurred or is imminent (any such loan, an “Impaired Asset”), the Company shall have the right, but not the obligation, to engage the services of a work-out specialist or advisor on behalf of the relevant Included Entity; the costs and expenses of which Person(s) shall be borne by the relevant Included Entity.  The engagement of such work-out specialist or advisor shall be subject to the approval of the Investment Manager; which approval shall not be unreasonably withheld or delayed.  For so long as any such asset backed loan shall be classified as an Impaired Asset, any loss or gain in respect of such loan shall not be included in the Net Asset Value calculations for purposes of determining the Incentive Fee payable to the Investment Manager under Section 8(b) below or for purposes of determining the Cumulative IRR under Section 16 below.

7.           Valuation of Investment Account Assets.  The Investment Account Assets and the Net Asset Values of the Included Entities shall be valued quarterly by a recognized valuation professional or valuation firm (the “Asset Appraiser”), and shall be valued on a quarterly basis as at the end of each calendar quarter ending March 31st, June 30th, September 30th, and December 31st, or (if the Company’s fiscal year end is other than December 31st) such other fiscal quarter of the Company as shall be determined by the Board of Directors of the Company (each, a “Fiscal Quarter”) in accordance with the criteria set forth in Exhibit B hereto.  Such valuations shall be used to determine the Management Fee and Incentive Fee payable to the Investment Manager pursuant to Section 8 hereof.  The Cost of the Asset Appraiser shall be borne by the Company.

8.           Fees Payable to Investment Manager.

(a)           Management Fee.  During the Term of this Agreement, the Company will cause the Included Entities to pay the Investment Manager an annual fixed fee (the “Management Fee”) equal to one percent (1.0%) of the aggregate Net Asset Value of all of the Included Entities, as shall be determined at the beginning of each Fiscal Quarter by the Appraiser in accordance with the criteria set forth on Schedule B annexed hereto or such other criteria as shall be acceptable to the Company (the “Appraised NAV”).  Such Management Fee shall be non-refundable and payable quarterly not later than the beginning of the following  Fiscal Quarter, at the rate of one quarter of one percent (0.25%) of the Appraised NAV of the Included Entities for the immediately preceding Fiscal Quarter.  The Investment Manager may, in its sole and absolute discretion, waive or reduce its Management Fee.

(b)           Incentive Fee.

(i)           Subject to recovery of the Loss Carryforward amount pursuant to Section 8(b)(ii) below, in consideration for its services the Investment Manager shall also receive an incentive fee (the “Incentive Fee”) at the close of each fiscal quarter equal to 20% of each Included Entity’s quarterly New Appreciation (as defined below) as of the close of such quarter. “Appreciation” is the increase in the Net Asset Value of each Included Entity from the prior quarter end.  For purposes of calculating the Incentive Fee, Appreciation is reduced by all fees and expenses, including the Management Fee, but not by the Incentive Fee. “New Appreciation” is the amount of cumulative Appreciation in excess of the high water mark or Loss Carryforward provision (as described in Section Section 8(b)(ii) below).  All Incentive Fees paid to the Investment Manager are non-refundable, notwithstanding any losses incurred in subsequent periods.  The quarterly or other period of time over which Incentive Fees are charged is referred to as the “Incentive Fee Period.”  The Investment Manager shall waive any Incentive Fee for the fiscal year ending December 31, 2010, and, accordingly, the first Incentive Fee hereunder shall be payable to the Investment Manager as of March 31, 2011 with respect to any New Appreciation for the prior quarter ending on such date.

(ii)           In any Incentive Fee Period in which an Included Entity has a decrease in Net Asset Value, the Incentive Fee in the succeeding Incentive Fee Period(s) shall be calculated on the net increase in Net Asset Value for such Included Entity for each such succeeding Incentive Fee Period(s) reduced by an amount equal to the decrease in Net Asset Value in the preceding Incentive Fee Period(s) for such Included Entity (“Loss Carryforward”) until the aggregate reductions equal the Loss Carryforward amount.  In the event, however, that an Included Entity withdraws Investment Account Assets at a time in which such Included Entity has a Loss Carryforward, the amount of such Loss Carryforward at such withdrawal date applicable to such Included Entity shall be reduced by a percentage equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the amount to be withdrawn by the Included Entity, and the denominator of which is the Net Asset Value of such Included Entity immediately prior to the withdrawal.  No Loss Carryforward amount shall accrue with respect to the fiscal year ending December 31, 2010.

(iii)           Notwithstanding the foregoing structure for payment of Incentive Fees, upon request of the Investment Manager, the Company and the Included Entities shall use their best efforts to replicate the foregoing performance based compensation provisions in any domestic Included Entity organized as a limited partnership or limited liability company in the form of a net profit allocation to the Investment Manager or its affiliate allocable by such fund in order to benefit from any favorable tax treatment which may be afforded to the Investment Manager or its affiliate as a result of such structure.  In the event of any such replication, such performance based compensation shall be payable under the relevant Included Entity governing documents and no Incentive Fee shall be payable hereunder with respect to such Included Entity.

9.           Other Activities; Co-Investment Rights.

(a)           Other Investment Management Services.  Subject at all times to the provisions of Section 9(b) below and the performance of its duties and obligations under this Agreement as well as the fiduciary obligations of the Investment Manager and its Affiliates to the Company (in their capacities as Investment Manager and a member of the Board of Directors of the Company), the Investment Manager and its stockholders, officers, directors, affiliates, employees and agents may originate or sponsor other investment funds (both domestic or foreign) or investment accounts for others, provide advisory services to or manage such investment funds or investment accounts and, except as set forth in Section 9(b) below, nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Manager or such other persons to perform investment management or other services for any other person or entity.  Except as set forth in Section 9(b) below, nothing in this Agreement shall limit or restrict the Investment Manager or its stockholders, officers, directors, affiliates, employees or agents (or their family members) from buying, selling or trading in any securities for its or their own account or the account of others.

(b)           Right to Co-Invest.  Notwithstanding the provisions of Section 9(a) above but subject to the Company’s compliance with its capital raising undertaking set forth in Section 10 below, each of the Investment Manager and its Affiliates who are party signatories to this Agreement do hereby covenant and agree that, in the event and to the extent that either the Investment Manager, or any of its Affiliates, including, Jack Doueck or Richard Rudy or any of their Affiliates, shall establish, manage or operate any entity, fund, investment program or other investment strategy (whether domestic or foreign) that is engaged in (i) making asset backed loans of any type or description, (ii) investing in or development of real estate or real estate assets, (iii) investing in other hedge funds, or (iv) making any other investments expressly included in the Investment Guidelines attached hereto (individually, a “Similar Entity” and collectively, “Similar Entities”), the Company shall have a right (the “Co-Investment Right”) to invest in and own (directly or through any Affiliate) up to fifty-one percent (51%) of the share capital or partnership interests in any such Similar Entity, which investment(s) shall be on terms and conditions no less favorable to the Company than the terms offered to any other Person investing in such Similar Entity.  The Co-Investment Right shall be exercisable by the Company on each date on which the Similar Entity is closing on the acceptance of new subscriptions (in a minimum aggregate amount of $5 million or more).  The Investment Manager shall notify the Company of such investment opportunity (with appropriate detail) and the availability of the Co-Investment Right, and the Company shall be obligated to decide whether or not it shall exercise such Co-Investment Right (in whole or in part) within 30 days after receiving such notice from the Investment Manager.  Assets raised and invested pursuant to Section 10 may not be used by the Company in its exercise of its Co-Investment Rights  under this Section 9(b).

(c)           The parties hereto acknowledge and agree that a violation of the covenant and agreement would cause irreparable harm to the Company and its Subsidiaries, including the Included Entities.  Accordingly, to the extent that any such violation does not result from compliance with any legal or regulatory requirements applicable to such Similar Entity, each of the parties hereto do hereby agree that, in addition to any remedies available to them at law, the Company or the affected Included Entity(s) may seek and obtain injunctive or other equitable relief from any court of competent jurisdiction to prevent or enjoin any actual or alleged violation of the covenants and agreement contained in this Section 9(c).

(d)           Notwithstanding the foregoing, the parties agree that the Company’s right of co-investment set forth in Section 9(b) above, shall not be available to the Company if and at such time as the Company is unable to directly or indirectly provide additional ABL Fund financing in the amounts and at the time(s) contemplated by Section 10 below.

10.           Additional ABL Fund Financing.

(a)           The Company covenants and agrees that promptly following the closing of the transactions contemplated by the Stillwater Purchase Agreements, pursuant to the methods outlined in the Stillwater Agreement, the Company will undertake to raise not less than $200.0 million over a period to two years (at the rate of approximately $25.0 million per calendar quarter, commencing with the quarter ending June 30, 2010) for investment in (i) Included Entities that make asset backed or secured loan investments, (ii)  additional domestic or offshore asset backed loan funds (“ABL Funds”) or (iii) other investments to be managed by the Investment Manager as Included Entities pursuant to the terms and conditions of this Agreement.  Unless the Investment Manager directs otherwise, there will be at least a three-year lock up period on the Company’s capital in such additional ABL Funds.

(b)           Any such additional entities deemed to be Included Entities pursuant to this Section 10 shall automatically be deemed to be parties to this Agreement and shall execute such documentation as may be reasonably requested by the Investment Manager.  In addition, any private investment funds referred to in the letter agreement between the Investment Manager and the Company dated December 18, 2009 that were not included as Stillwater Funds in the Stillwater Purchase Agreements and whose assets are subsequently acquired by the Company or its Subsidiaries after the date hereof, shall also automatically be deemed to be Included Entities and parties to this Agreement and shall execute such documentation as may be reasonably requested by the Investment Manager

11.           Costs and Expenses.

(a)           In consideration for the Management Fee and the Incentive Fee, the Investment Manager shall be responsible for the payment of all of its own operating and overhead type expenses which it incurs in connection with the provision of the services described herein.  These expenses include all expenses incurred by the Investment Manager in providing for its normal operating overhead, including, but not limited to, the cost of providing relevant support and administrative services (e.g., employee compensation and benefits, rent, office equipment, insurance, utilities, telephone, secretarial and bookkeeping services, etc.), but not including any Company operating expenses.

(b)           The Included Entities shall bear all costs and expenses incurred in connection with effecting transactions involving Investment Account Assets.  In particular, the Company and the Included Entities shall pay or reimburse the Investment Manager for (i) all operating expenses of the Included Entities such as Management Fees, tax preparation fees, governmental fees and taxes, insurance, all fees and expenses associated with the Asset Appraiser, market data services and communications systems, and ongoing custodial, legal, accounting, auditing, bookkeeping, consulting and other professional fees and expenses; (ii) research, due diligence and investment costs and expenses (e.g., expenses associated with making or maintaining any loan assets or with any interests in real estate or other investment funds, as well as any expenses related to brokerage commissions, short sales, and clearing and settlement charges); (iii) all fees to protect or preserve any investment held by the Included Entity or to enforce its rights under any loan or other asset, as determined in good faith by the Investment Manager; and (iv) all fees and other expenses incurred in connection with any litigation involving the Included Entity and the amount of any judgments or settlements paid in connection therewith.

12.           Proxies.  The Investment Manager shall not be required to take any action or render any advice with respect to the voting of proxies solicited by or with respect to the issuers of securities in which the Investment Account Assets may be invested from time to time.  In the event that the Investment Manager receives any such proxies, it shall promptly forward them to the Company for voting purposes.

13.           Company Representations.  The Company represents and warrants to the Investment Manager that (i) the Company has the authority to appoint the Investment Manager to manage the Included Entities held in the Investment Account, and (ii) the Company and the Included Entities have received a copy of Part II of the Investment Manager’s Form ADV or another document containing at least the information required by Part II of the Adviser’s Form ADV at least forty-eight (48) hours prior to entering into this Agreement or at the time this Agreement was executed.  If the Company and the Included Entities have not received a copy of Part II of the Investment Manager’s Form ADV at least forty eight (48) hours prior to executing this Agreement, the Company and the Included Entities shall have five (5) days from the time of executing this Agreement to terminate this Agreement without penalty.

14.           Exculpation and Indemnification.

(a)           Except as otherwise provided in this Agreement, the Investment Manager shall not be liable to the Company, any Included Entities or their shareholders for any action or inaction in connection with the business of the Company or the Included Entities unless such action or inaction is adjudged to constitute gross negligence, willful malfeasance, willful misconduct or otherwise in violation of the covenants and agreements of the Investment Manager and its Affiliates contained herein.  It shall be conclusively presumed and established that the Investment Manager acted in good faith and in accordance with this Agreement if any action is taken, or not taken, by it on the advice of legal counsel or other independent outside consultants or agents.  Notwithstanding any other provision of this Agreement to the contrary, the Company will indemnify and hold harmless the Investment Manager and its stockholders, officers, directors, employees, agents and their respective affiliates (collectively, “Indemnified Persons”) from and against any loss or expense suffered or sustained by an Indemnified Person resulting from the performance or non-performance of the Investment Manager’s duties under this Agreement, including without limitation any judgment, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided that such indemnity will not extend to conduct by an Indemnified Person that is adjudged to constitute gross negligence, willful malfeasance, willful misconduct, or otherwise violate the covenants and agreements of the Investment Manager and its Affiliates contained herein.

(b)           The Investment Manager shall be entitled to receive, upon application therefor, advances from the Included Entities to cover the costs of defending any pending, threatened or completed claim, action, suit or proceeding against it for Claims in connection with which it would be entitled to indemnification under this Section 14, provided, that such advances shall be repaid to the Included Entities (with interest thereon at an annual rate equal to the Money Market Rate (as defined below)) if the Investment Manager is found to be guilty of gross negligence willful malfeasance, willful misconduct, or otherwise in violation of the covenants and agreements of the Investment Manager and its Affiliates contained herein, which precludes indemnification hereunder.  For the purposes of this Section 14, “Money Market Rate” shall mean a money market rate of interest as determined in good faith by the Investment Manager from time to time by referencing recognized financial publications like the Wall Street Journal or financial service providers like Bloomberg or Reuters

15.           Confidentiality.  The Investment Manager and its stockholders, officers, directors, employees and agents shall regard as confidential all information concerning the affairs of the Company and the Included Entities, but shall be permitted to disclose to third parties the fact that the Investment Manager is performing investment management activities on behalf of the Included Entities.

16.           Renewal of Term.  On the date of each expiration of the Agreement, commencing January 1, 2013, the Cumulative IRR shall be calculated as follows:  The Cumulative IRR shall be the internal annual rate of return calculated from December 31, 2009 to the date of expiration of this Agreement, for all the Included Entities, based on the change in Appraised NAV as at December 31, 2009, using such Appraised NAV as at December 31, 2009 as the starting value, and the Audited Net Asset Value as at the relevant expiration date as the ending value.

This Agreement shall be automatically renewed:

(a)           for a subsequent one-year period if the Cumulative IRR at the relevant expiration date is equal to or greater than 7%;

(b)           for a subsequent two-year period if the Cumulative IRR at the relevant expiration date is equal to or greater than 8%; and

(c)           for a subsequent three-year period if the Cumulative IRR at the relevant expiration date is equal to or greater than 9%.

17.           Termination of Prior Agreements.  Stillwater acknowledges and agrees that, as of the Effective Date, the terms and conditions of any and all prior management, services or other similar agreements between Stillwater or any of its affiliates, on the one hand, and any of the Stillwater Funds, on the other hand (the “Prior Management Agreements”), are hereby terminated and shall be of no further force or effect.

18.           Non-Assignment.  Except as provided herein, neither the Investment Manager nor the Company shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other.  An assignment includes any direct or indirect transfer or hypothecation of this Agreement by either the Investment Manager or the Company; provided, that the Company shall have the absolute right to assign this Agreement to any successor in interest to the Company or any Included Entity, whether as a result of the sale of all or a majority of the securities or assets of such Person or the merger, consolidation, tender offer, or similar transaction involving the Company or such Included Entity(s).

19.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter, including the Prior Management Agreements.

20.           Amendments and Waivers.  This Agreement may only be amended by a writing signed by both the Investment Manager and the Company.  The Investment Manager and the Company may by written consent waive, either prospectively or retrospectively, and either for a specified period or indefinitely, the operation or effect of any provision of this Agreement.  No waiver of any right by any party hereto shall be construed as a waiver of the same or any other right at any other time.

21.           Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class mail or sent by a professional recognized courier service to the other party at the address set forth above or to such other address as a party may from time to time specify to the other party by such notice hereunder.  Any such notice shall be deemed duly given when delivered at such address.

22.           Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

23.           Jurisdiction.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Nothing in this Section 22 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

24.           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 23.

25.           Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

26.           Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

GEROVA FINANCIAL GROUP, LTD.		STILLWATER CAPITAL PARTNERS, INC.

By:	/s/ Marshall Manley	By:	/s/ Jack Doueck
	Name: Marshall Manley		Name: Jack Doueck
	Title: Chief Executive Officer		Title: Principal

STILLWATER ASSET BACKED HOLDINGS LP		GEROVA AB HOLDINGS LTD.

By: ASSAC General Partner, Inc., General Partner

By:	/s/ Gary T. Hirst	By:	/s/ Gary T. Hirst
	Gary T. Hirst, President		Gary T. Hirst, President

STILLWATER MARKET NEUTRAL HOLDINGS LP		GEROVA MN HOLDINGS LTD.

By: ASSAC General Partner, Inc., General Partner

By:	/s/ Gary T. Hirst	By:	/s/ Gary T. Hirst
	Gary T. Hirst, President		Gary T. Hirst, President

STILLWATER REAL ESTATE HOLDINGS LP		STILLWATER WPB VENTURE HOLDINGS LP

By: ASSAC General Partner, Inc., General Partner		By: ASSAC General Partner, Inc., General Partner

By:	/s/ Gary T. Hirst	By:	/s/ Gary T. Hirst
	Gary T. Hirst, President		Gary T. Hirst, President